SCHEDULE 14a INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934


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      240.14a-11(c) or paragraph 240.14-12

                    U. S. GOLD CORPORATION
     (Name of Registrant as Specified in Its Charter)

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than the Registrant)

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1997 ANNUAL REPORT TO SHAREHOLDERS


(COVER OF ANNUAL REPORT)
(picture of underground miner with jack leg)

1997
ANNUAL REPORT

TWENTIETH YEAR
U.S.GOLD-20
1977 - 1997

(picture of Tonkin Springs project milling complex)

(INSIDE FRONT COVER)

ANNUAL MEETING

A critical issue essential to the future of the Company will be voted upon at this years meeting of shareholders. Everyones vote is important as the issue will require approval of two-thirds of the shares outstanding. All shareholders are encouraged to vote their shares, either in person or by proxy.

The Companys annual meeting of shareholders will be held at 10 A.M. on June 10, 1998 at the Cherry Creek Inn, 600 South Colorado
Boulevard, Denver, Colorado, or at any adjournment or postponement thereof. Shareholders of record on April 3, 1998 are entitled to notice and to vote at the meeting.

Table of Contents
Twenty Years of History              1
Letter to Shareholders               2
Managements Discussion               4
Financial Information                7
Corporate Information       INSIDE BACK COVER

Except for the historical information contained herein, the statements in this report which relate to the Companys plans, objectives or future performance may be deemed to be forward-looking statements. Such statements are based on current expectations of management. Actual strategies and results may differ materially from those currently expected because of factors including gold prices, ore grades, metallurgical recovery, operating costs, market valuation, and project operators decisions and performance under the Project Joint Venture, as well asd other risks and uncertainties.

U.S. Gold Corporation is engaged in the precious metals mining business in the continental United States. The Company owns a 40% interest in the Tonkin Springs gold mine located in Eureka County, Nevada.

(FIRST PAGE OF REPORT)

In 1997 U.S. Gold Corporation celebrated a 20 year milestone. As a production-orented gold mining company we have been involved with six producing mines in our history, a record matched by few companies our size. From the beginning, we have put our shareholders money into hard assets: mining projects that produce precious metals and thereby generate positive cash flow. Having sold our interest in all but one of these mines, our immediate focus is in seeing our Tonkin Springs mine reach production. We are accomplishing this through a joint venture whereby our partner is responsible for all funding yet we continue to own 40%. It is anticipated that cashflow from this near-term gold production will fuel continued building of our company. While many philosophies exist on how to succeed in the mining business, ours will continue to emphasize evaluating deposits of known mineralization with a view toward MAKING A MINE based on our demonstrated competitive advantage and our innovative and cost-effective approach to the business of mining. We are confident this approach will continue to yield mines in the future as it has for the past 20 years.

(Picture of underground miner with jack leg with caption)
U.S. Golds first project (Alma) included two underground mines and a 200 ton per day floatation mill.

(Picture of Tonkin Springs project milling facility with caption)
U.S. Golds present project (Tonkin Springs) encompasses over 33 square miles on the Battle Mountain-Eureka Gold Trend in Nevada and includes a 2000 ton per day CIL mill.

(Graphic image of chart of Gold Prices/Ounce (Gold Price-London PM Fix Weekly) from 1977 through 1998 with time bars indicating past operating projects of the Company):
     Alma, CO 1977-1983
     Victor, CO 1981-1992
     Tonkin Springs (I), NV 1984-1988
     Dee, NV 1986-1989
     White Pine, NV 1986-1990
     Hayden Hill, CA 1986-1990
     Tonkin Springs, NV 1988-1998

(SECOND PAGE OF REPORT)

Dear Shareholder:

Two decades ago, January of 1977, U.S. Gold embarked on a course to compete in the gold mining industry, armed with the belief that a small yet determined company could be successful in this highly competitive business. That course has led to a remarkable 20 year journey, filled with successes as well as disappointments, but with our founding vision intact and as true today as it was then.

U.S. Golds track record of owning or participating in 6 producing gold mines over its history is matched by few companies our size and demonstrates our ability to locate, acquire and place mines into production. We have always focused on putting our shareholders money into hard assets that can generate a cash flow; this, to a large extent, is why we are celebrating our 20th year.

The realities of the gold mining business are constantly changing. When we formed the Company, the price of gold was around $130 per ounce. However, adjusted for inflation, gold is worth less today than it was then! The new reality of low gold prices is forcing a return to fundamentals - gold production, cash flow and exploration focused on large land positions in politically stable countries and geological settings capable of hosting significant ore bodies.

Today, U.S. Gold is meeting these new realities. Our Tonkin Springs gold mines large land position, located on one of the richest gold trends in Nevada, holds great promise. Our joint venture partner, Globex Mining Enterprises Inc., a Canadian-based mining company, is presently moving Tonkin Springs toward gold production. This should be a period of exciting growth for U.S. Gold as results come in from exploration on our quality land position and as our share of annual gold production builds to a targeted 40,000 ounces.

We do not pretend to know what the gold price will do in the future, but what we do know is that we must structure our activities to live with the prices that come. In other wards, as we stated in our first annual report as a public company, you must be able to survive the lows in order to reap the benefits of the highs. The soundness of our basic approach is shown in our flexibility to adapt to change. This is why we structured a joint venture at Tonkin Springs so that U.S. Gold has neither financial nor management commitment to establish gold production there. Further, the Company is guaranteed minimum monthly payments of $60,000 from September 1998 for a period of three years regardless of the gold price yet participates in this gold mine as 40% owner.

The challenge of the current gold price environment also provides opportunities. We have the experience and ability to identify and take advantage of some of those opportunities in order to build and grow the Company. Our philosophy of bringing mines into production at the earliest stage, and then funding reserve expansion from operating cash flow, is especially relevant in the current gold price environment. We are looking at various opportunities to bring new projects into the Company, although we will proceed with extreme caution in view of the challenge of finding mines which are economically viable in the current market.

We are asking shareholders to increase the authorized share capital of U.S. Gold from 15 million shares to 25 million. That does not mean that we intend to issue that number of shares - our decisions are based on building per-share value. However, since all of the currently authorized shares are either issued or committed, the Company has no ability to issue new shares either to raise money to finance a new project or as part of the acquisition of a new project.

Of equal importance, in these uncertain times, we could be faced with circumstances where we need to issue shares in order to protect the Companys existing assets. At present, that option would not be available to us.

Please take the time to read the proxy material and to vote in favor of the increase in authorized shares. Your vote is needed - we need support from two-thirds of the shares outstanding (not just those voting) which is a very challenging task!

(Graphic image of a hatched map of a portion of Nevada showing the Tonkin Springs project outline on a trend which includes other mines: Hilltop, Gold Acres, Pipeline, South Pipeline, Horse Canyon, Buckhorn, Cortez, Gold Pick, Gold Ridge and Gold Bar, with a scale of 6 miles per hatch line.

(THIRD PAGE OF REPORT)

We are disappointed that we reported a loss of the past year after five straight years of profitability. It is particularly disappointing given that we had a deferred gain of $1.7 million in our ownership of Globex stock which evaporated during the latter part of 1997 owing to the depressed gold price and sharp decline in gold stocks. However, as Tonkin Springs is placed into production, we anticipate a return to profitability.

We expect that the stock market will show renewed recognition of the Company as Tonkin Springs restores our ranking as a gold producer. Still the real opportunity for increased value at Tonkin Springs lies in the exploration potential of the project.

The Property is located on the rich Battle Mountain-Eureka Gold Trend in Nevada. Although the sister trend in Nevada, the Carlin Trend, has been the focus for much of the past decade or so, the Battle Mountain-Eureka Gold Trend has received renewed attention with the commissioning of Placer Domes Pipeline mine to the north of Tonkin Springs. As new discoveries at Carlin become deeper and more difficult, many believe that the Battle Mountain-Eureka Gold Trend will become the center of attention in the gold industry.

Tonkin Springs covers 33 square miles and 12 linear miles of strike length along the Battle Mountain-Eureka Gold Trend. Of that 12 miles only 3 have been explored, and much of that has only been partially explored near surface. Some 2,700 holes have been drilled with an average depth of 200 feet, yet, this limited, shallow drilling has delineated an approximate 1.4 million ounce gold resource.

As can be seen on the accompanying cross-section of the northern part of the explored area, continuous ore-grade mineralization has been found over 3500 linear feet, or three-quarters of a mile, and, as yet, we have not found the limits of mineralization in any one direction. The size and continuity of near surface mineralization indicates the existence of a large, powerful mineralizing event which is a requirement, but not a guarantee, of a large orebody.

Tonkin Springs is a strong and valuable asset whose development is underway. U.S. Golds efforts are now directed toward locating our next mine. We see no lack of opportunity but we are very specific in what we require for a property to meet our criteria. Our focus is on projects where we can convert identified resources and reserves into profitable mine production in a short timeframe, bringing our broad range of operating experience to full effect. Often these properties are initially too small for the larger companies but many grow into sizable deposits.

We welcome Mr. Douglas Newby who joined the Board in January, 1998. Douglas has extensive experience in the natural resource business both domestically and internationally. We believe his experience and contacts in both the finance and industry arenas will prove invaluable in building the Company

We appreciate your support over the years and look forward to continuing to earn it in the future. With the first twenty years of the Company behind us, we eagerly and actively take on the challenges that will move U.S. Gold through the next twenty years.

Sincerely.
(signature) William Reid
William W. Reid
Chairman, President and Chief Executive Officer
March 4, 1998

(Graphic image of geologic cross section with surface level shown and subserface oxide and sulfide gold mineralization shown in blocks over 3500 linear feet.)

(FORTH PAGE OF REPORT)

MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The principal property of U.S. Gold Corporation (the Company) is its 40 percent interest in Tonkin Springs which is subject to the Tonkin Springs Project Joint Venture (Project Joint Venture) with Gold Capital Corporation (Gold Capital), owner of 60 percent and project manager. Gold Capital is responsible for all funding until Commencement of Commercial Production. In order to commence operations at Tonkin Springs, Gold Capital must, among other things, obtain additional financing, receive various governmental permits and approvals, complete certain construction efforts and acquire and install certain equipment and start-up mining and processing activities.

Gold Capital has stated their intent to put the Tonkin Springs project into production. Gold Capitals ability to continue to fund the Project Joint Venture and ultimately to put the project into production is dependent upon its ability to raise additional funding.

During 1998, the Company will continue to closely monitor Gold Capitals performance under the Project Joint Venture. In addition, the Company may evaluate potential sources of additional funding for the Company and review projects for potential acquisition.

Changes in Financial Condition

On December 31, 1993, Tonkin Springs Venture Limited Partnership (TSVLP), a partnership owned by subsidiaries of the Company, sold a 60 percent undivided interest in the Tonkin Springs Properties and Obligations (the Properties) to Gold Capital. Gold Capital purchased its interest in the Properties from TSVLP for a purchase price and other consideration of approximately $7,830,000 representing the estimated fair market value of the assets. The purchase price included, among other consideration, a mortgage note in the amount of $3.8 million (the Promissory Note) and 300,000 shares of unregistered Gold Capitals Series A Preferred Stock (Gold Capital Preferred Stock) having an assigned value of $3 million. Effective December 31, 1996, TSVLP converted its Preferred Stock into 1,750,000 shares of Gold Capital common shares, which along with shares received in satisfaction of mandatory Preferred Stock dividends for 1995 and 1996 and accounts receivable, resulted in the Company owning an aggregate 2,287,547 shares of Gold Capital. As part of its purchase price obligation Gold Capital is required to fund 100% of the holding, development and administrative costs relating to the Properties until Commencement of Commercial Production. For such expenditures up to the maximum Recoupment Amount as provided in the Joint Venture Agreement, Gold Capital shall be reimbursed from a preferential portion (84%) of cash flows from the operations of the Properties, if any. Expenditures in excess of the maximum Recoupment Amount will be considered contributions to the Project Joint Venture by Gold Capital. Through December 31, 1997, Gold Capital has reported that it has incurred approximately $9 million in Recoupment Amount expenditures.

Effective August 29, 1997, Gold Capital became a wholly-owned subsidiary of Globex Mining Enterprises, Inc. (Globex), a Canadian corporation with shares traded on the Toronto and Montreal stock exchanges (symbol: GMX) pursuant to the merger of Gold Capital with
a subsidiary of Globex (the Gold Capital Merger).   Globex raised
approximatley $12 million in equity related to the Gold Capital Merger, a portion of which has been or will be invested in the Tonkin Springs Project and has also arranged conditional project financing for Tonkin Springs with a bank through a commitment letter for a $13 million loan along with a $10 million secured hedging line. These proposed project financings are subject to pre-conditions as well as final contractual documentation and closing and therefore, there can be no assurance that they will be sucessfully completed by Globex. In the Gold Capital Merger the Company received an aggregate of 631,905 shares of Globex common stock in exchange for its common stock ownership in Gold Capital which represents approximately 5.6 percent of Globexs equivalent outstanding common shares at December 31, 1997.

The Company recognized the gain from the sale of the 60% interest in the Tonkin Springs Properties to Gold Capital using the installment method of accounting. For 1996, 24.5% ($1,165,418) of the gain was recognized representing the balance of the gain related to the Promissory Note. At December 31, 1996, there was $1,789,100 in deferred gain remaining which was associated with the Gold Capital common stock received in exchange for the Gold Capital Preferred Stock. With the Gold Capital Merger this deferred gain was eliminated as non-realizable as provided under the installment method of accounting as the value in Globex common stock was less than the Companys carrying amount in Gold Capital common stock.

The Company agreed to amend the Project Joint Venture Agreement effective upon the Gold Capital Merger. Under the terms of the amendment Gold Capital i) paid off the balance of the Promissory Note to TSVLP, ii) agreed to finance any capital requirements of TSVLP after Commencement of Commercial Production, and iii) agreed to pay TSVLP $60,000 per month in minimum cash distributions during a 36 month period commencing September 1, 1998. TSVLP will not be obligated to refund such payments if its share of cash flow is insufficient to recoup same, except upon liquidation of the Project Joint Venture, in which event any balance could be recouped from liquidation distributions due TSVLP, if any. The amendment also i) gives Gold Capital the right to borrow up to 100% of TSVLPs cash flow from the Project (after the $60,000 per month minimum payments noted above) if required to support Gold Capitals debt service for future third party project financing, if any, with any net borrowings from TSVLPs share of cash flow due and payable within 30 days of payoff of any third party project financing, ii) increases the maximum Recoupment Amount from $6 million to $11.25 million and further provides for limited increases to the Recoupment Amount for additional exploration costs in excess of $750,000 but not more than $1,500,000 prior to Commencement of Commercial Production (for a maximum Recoupment Amount of $12 million), and iii) provides expanded definition of Commencement of Commercial Production. The Promissory Note and accrued interest was fully paid August 29, 1997. The Company also agreed for a period of 2 years to vote its Globex shares as directed by Globex and to give Globex a first right of refusual on sales of Globex stock to third parties.

Liquidity and Capital Resources

As of December 31, 1997, the Company had working capital of $846,346 made up of current assets of $855,999 and current liabilities of $9,653. During 1998, the Company anticipates receipt of $240,000 in minimum distributions from the Tonkin Springs Joint Venture plus interest on its cash balances. The Company may also sell a portion of its common stock of Globex as well as possibly issue equity in public or private transactions to raise additional working capital. These items are the primary source of working capital presently anticipated during 1998 unless the Tonkin Springs Project commences commercial production with cash flow in excess of the minimum distributions to TSVLP. Net cash used in operations increased to $1,011,446 for 1997 from $837,512 for 1996, reflecting increases during 1997 in cash paid to suppliers and employees of $287,568. Cash flow from investing activities increased to $1,621,986 for 1997 compared to $608,645 in 1996, primarily reflecting a payoff of the principal balance and accrued interest under the Gold Capital note. No cash flows from financing activities occured in 1997 nor 1996.

Results of Operations - 1997 Compared to 1996

At December 31, 1996, there was $1,789,100 in deferred gain remaining which was associated with the Gold Capital common stock received in exchange for Gold Capital Preferred Stock. With the Gold Capital Merger this deferred gain was eliminated effective August 29, 1997 against the carrying value of the Globex stock as non-realizable as provided under the installment method of accounting as the value in Globex common stock was less than the Companys carrying value in Gold Capital common stock. Interest income decreased during 1997 to $77,973 from $144,716 during 1996, reflecting the payoff of the Promissory Note from Gold Capital and lower interest received on bank deposits. General and administrative expense increased approximately $412,000 in 1997 compared to 1996 reflecting higher employee compensation of $197,000, an increase of $88,000 in other administrative expenses, and $127,000 of reduced cost recovery from Gold Capital for temporary staff support related to the Tonkin Springs project.

The Companys 1993 Federal income tax return reflected a liability of $451,474 for alternative minimum tax. During 1997 and 1996, the Company received federal tax refunds of $198,317 and $79,324, respectively as tax losses were carried back and applied against the 1993 alternative minimum tax payment. As of December 31, 1997, the Company has approximately $11,200 in alternative minimum tax credits which can be carried forward and utilized against future tax income of the Company as well as capital loss carryforward of approximatley $1.2 million which is available for capital gains through year 2003. As of December 31, 1997, the Company has recorded approximatley $318,203 net of a deferred tax liability of $277,000. The Company believes that it is more likely than not that the net deferred asset will be realized and the Company believes that it will generate future taxable income to be able to utilize its alternative minimum tax credits. Therefore, no valuation allowance was provided for the $41,203 net deferred tax asset.

Other

The Company has addressed Year 2000 Issues as relates to the computing systems, software and programs for which the Company relies and has concluded such systems, software and programs will not be negatively impacted by calendar year 2000 transition implications.

Recent Accounting Pronouncements: In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 130 Reporting Comprehensive Income (SFAS
130). SFAS 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. In June 1997, FASB issued Statement of Financial Standard No. 131 Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 supersedes Statement of Financial Accounting Standard No. 14 Financial Reporting for Segments of a Business Enterprise. SFAS 131 established standards of the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 130 and SFAS 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparable information for earlier years to be restated. Because of the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by the implementation of these standards.

Except for the historical information contained herein, the statements in this report which relate to the Companys plans, objectives or future performance may be deemed to be forward-looking statements. Such statements are based on current expectations of management. Actual strategies and results may differ materially from those currently expected because of factors including gold price, ore grades, metallurgical recovery, operating costs, market valuation, and project operators decisions and performance under the Project Joint Venture, as well as other risks and uncertainties.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
U.S. Gold Corporation
Denver, Colorado

We have audited the accompanying consolidated balance sheet of U.S. Gold Corporation (the Company) as of December 31, 1997 and the related consolidated statements of operations, changes in shareholders equity and cash flows for each of the two years ended December 31, 1997. These consolidated financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of their operation and their cash flows for each of the two years ended December 31, 1997, in conformity with generally accepted accounting principles.

(signature) BDO Seidman, LLP
BDO Seidman, LLP
Certified Public Accountants

February 16, 1998
Denver, Colorado

U.S. GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

                          For the years ended December 31,
                                        1997         1996
Installment gain on sale of
  Tonkin Springs interest (Note 2)          $-   $1,165,418
Interest income                         77,973      144,716
                                        77,973    1,310,134

Costs and expenses:
  General and administrative         1,205,060      806,496
  Consulting fees, related
    parties (Note 11)                   13,625            -
  Interest                               3,424        1,695
  Depreciation, depletion and
    amortization                        16,946       11,516
                                     1,239,055      819,707

Income (loss) before income taxes   (1,161,082)     490,427

Provision for income taxes (Note 6)          -            -

Net income (loss)                  $(1,161,082)    $490,427

Basic and diluted per share data:
  Basic                                $(0.08)       $0.04
  Diluted                              $(0.08)       $0.03


U.S. GOLD CORPORATION
CONSOLIDATED BALANCE SHEET


ASSETS                                   December 31, 1997
Current assets:
  Cash and cash equivalents                       $615,999
  Project distributions receivable (Note 2)        240,000
    Total current assets                           855,999

Project distributions receivable,
  (Note 2)                                       1,920,000
Investment in Tonkin Springs Project
  Joint Venture (Note 3)                         2,262,578
Marketable securities, Globex common
  stock at market (Note 2)                       1,105,834
Deferred tax assets, net (Note 6)                   41,203
Other assets (Note 5)                               56,374
                                                $6,241,988
LIABILITIES, DEFERRED CREDIT &
SHAREHOLDERS EQUITY

Current liabilities:
  Accounts payable and accrued liabilities          $9,653

Deferred credit, project distributions (Note 2)  2,160,000
Reserve for reclamation (Note 3)                   640,000
    Total liabilities and deferred credit        2,809,653

Commitments and contingencies
  (Note 4, 5, 8 and 9)

Shareholders equity (Note 7):
  Common stock, $.10 par value, 15,000,000
    shares authorized; 13,927,469 shares
    issued and outstanding                        1,392,747
  Additional paid-in capital                     31,969,459
  Accumulated deficit                           (29,045,276)
  Unrealized loss on securities
    available for sale                             (884,595)
    Total shareholders equity                     3,432,335

                                                $ 6,241,988

The accompanying notes are an integral part of these consolidated financial statements.


U.S.GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                            Common Stock       Additional
                                      Par       Paid-in
                            Shares    Value     Capital

Balance, January 1, 1996   13,806,505 $1,380,651  $31,982,165

Exercise of Stock
 Options (Note 7)              48,000      4,800       (4,800)

Treasury shares canceled         (386)        (4)        (141)

Net income                          -          -            -

Balance, December 31, 1996 13,854,119   1,385,447  31,977,224

Exercise of stock
options (Note 7)               73,530       7,353      (7,353)

Treasury shares canceled         (180)        (53)       (412)

Changes in unrealized
 loss on securities for
 sale, net of tax                   -           -           -

Net loss                            -           -           -

Balance, December 31, 1997 13,927,469  $1,392,747 $31,969,459

Statement continued below

                                               Unrealized
                                                Loss on
                                               Securities
                                 Accumulated   Available for
                                   Deficit         Sale
Balance, January 1, 1996        $(28,374,621)            $-

Exercise of Stock
 Options (Note 7)                          -              -

Treasury shares canceled                   -              -

Net income                           490,427              -

Balance, December 31, 1996       (27,884,194)             -

Exercise of stock
options (Note 7)                           -              -

Treasury shares canceled                    -              -

Changes in unrealized
 loss on securities for
 sale                                      -       (884,595)

Net loss                          (1,161,082)             -

Balance, December 31, 1997      $(29,045,276)     $(884,595)


U.S. GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  For the years ended December 31,
                                            1997        1996

Cash flows from operating activities:
  Cash paid to suppliers and employees  $(1,217,856)  $(930,288)
  Interest received                          11,517      15,147
  Interest paid                              (3,424)     (1,695)
  Receipt of refund from IRS                198,317      79,324
Cash used in operating activities        (1,011,446)   (837,512)

Cash flows from investing activities:
  Cash received from sale of Tonkin
    Springs interest                      1,501,076     450,844
  Cash received for accrued interest
    on note                                 129,569     195,572
  Capital expenditures                        (9,569)   (38,986)
  Sale of assets                                910       1,215
Cash provided by investing activities     1,621,986     608,645

Cash flows from financing activities:
  Cash used in financing activities               -           -

Increase (decrease) in cash and
  cash equivalents                          610,540     (228,867)
Cash and cash equivalents,
  beginning of year                           5,459     (234,326)

Cash and cash equivalents,
  end of year                              $615,999       $5,459

Reconciliation of net income to cash used in operating activities:

  Net income (loss)                     $(1,161,082)    $490,427
  Items not requiring (providing) cash:
    Interest income                               -     (129,569)
    Depreciation, depletion and
     amortization                            16,946       11,516
    Investment gain on sale of
     Tonkin Springs interest                      -   (1,165,418)
    Gain on sale of assets                     (348)      (1,215)
  Decrease in income tax receivable         198,317       79,324
  (Increase) decrease in other current
   assets related to operations              52,568     (203,441)
  Increase (decrease) in accounts
    payable related to operations          (117,847)      80,864

Cash used in operating activities       $(1,011,446)   $(837,512)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GOLD CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.Summary of Significant Accounting Policies

Basis of presentation: U.S. Gold Corporation (the Company) was organized under the laws of the State of Colorado on July 14, 1979. Since its inception, the Company has been engaged in the exploration for, development of, and the production and sale of gold and silver.

Basis of consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as well as the accounts of the wholly-owned Tonkin
Springs Venture Limited Partnership (TSVLP). Significant intercompany accounts and transactions have been eliminated.

Statements of cash flows: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Investments: Investment in Globex Mining Enterprises Inc. (Globex) common stock is classified as available-for-sale and carried at fair value, based on quoted market prices. The unrealized loss on this investment is reported as a separate component of shareholders equity. The carrying amount of securities at December
31, 1997 was $1,990,429.

Investment in Tonkin Springs Project Joint Venture is accounted for under the equity method of accounting. Under the equity method of accounting, the original investment is recorded at cost and adjusted by the Companys share of undistributed earnings, losses and distributions. This investment is evaluated periodically and carried at the lesser of cost or its estimated realizable value.

Property and equipment: Property and equipment are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major betterments are capitalized. Gains or losses on disposition are recognized in operations.

Exploration and development costs: General exploration costs are expensed as incurred while exploration and acquisition costs related to projects are deferred until the properties are put into commercial production, sold, or abandoned. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also deferred. Costs incurred to maintain current production or to maintain properties on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs to determine if these costs are in excess of their net realizable value and if an impairment needs to be recorded.

Permanent impairments are evaluated periodically based upon expected future cash flows in accordance with Statement of Financial Accounting Standards No. 121, Accounting for Impairment of Long-Lived Assets. This standard did not have an effect on the financial statements for the year ended December 31, 1997.

Depreciation, depletion and amortization: Depreciation of property and equipment is computed using the units-of-production and straight-line methods, depending upon which method more accurately reflects the related assets use. Mine development costs are charged to operations using the units-of-production method based on estimated ounces of gold to be recovered.

Property reclamation costs: The estimated reclamation cost obligation related to present disturbances at the Tonkin Springs Properties is carried as a liability. Changes to these estimates, or the estimated reclamation costs associated with other mineral properties, are accrued and charged over the expected life of each property using the units of production method. Ongoing environmental and reclamation expenditures are expensed as incurred.

Stock Option Plans: The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Companys stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income as if compensation costs for the Companys stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

Per share amounts: Statement of Financial Accounting Standards No. 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (13,911,443 for 1997 and 13,823,947 for 1996). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of December 31, 1997, options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive. As of December 31, 1996, options in the amount of 854,149 are considered in the computation of diluted earnings per share. The implementation of this standard did not have a material effect on the consolidated financial statements.

Income Taxes: The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS No. 109.) Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Concentration of risks: The Companys financial instruments that are exposed to concentration of credit risk consists primarily of cash equivalent balances in excess of the insurance provided by federal insurance authorities. The Companys investment in Globex common stock is exposed to concentration of credit risk primarily because this investment is dependent upon the successful operation of Globex.

Use of estimates: The preparation of the Companys consolidated financial statements in conformity with generally accepted accounting principles requires the Companys management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments: Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 1997.

The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash and cash equivalents, receivables and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand.

Recent Accounting Pronouncements: In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 130 Reporting Comprehensive Income (SFAS
130). SFAS 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. In June 1997, FASB issued Statement of Financial Standard No. 131 Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 supersedes Statement of Financial Accounting Standard No. 14 Financial Reporting for Segments of a Business Enterprise. SFAS 131 established standards of the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 130 and SFAS 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparable information for earlier years to be restated. Because of the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by the implementation of these standards.

2.    Sale of 60% Interest in Tonkin Springs Project

On December 31, 1993 (the Closing), TSVLP, a partnership owned by subsidiaries of the Company, sold a 60 percent undivided interest in the Tonkin Springs Properties and Obligations (the Properties)
to Gold Capital Corporation (Gold Capital).   TSVLP retained a 40
percent undivided interest in the Properties. Immediately after the conveyance to Gold Capital and effective December 31, 1993, TSVLP and Gold Capital each made their respective interest in the Properties subject to a mining joint venture, the Tonkin Springs Project Joint Venture (Project Joint Venture), to operate and manage the Properties. Ownership in the Project Joint Venture is:
TSVLP- 40 percent, Gold Capital- 60 percent. Gold Capital is manager of the Properties under the Project Joint Venture.

Gold Capital purchased its 60 percent undivided interest in the Properties from TSVLP for a purchase price and other consideration of approximately $7,830,000 representing the estimated fair market value of the assets. The purchase price included $200,000 in cash at Closing; delivery of a mortgage note in the amount of $3.8 million (the Promissory Note); 300,000 shares of unregistered Gold Capitals Series A Preferred Stock (Gold Capital Preferred Stock) having an assigned value of $3 million, and the assumption of 60 percent of a reclamation obligation recorded at $960,000.
Effective December 31, 1996, TSVLP converted its 300,000 shares of Preferred Stock of Gold Capital into 1,750,000 shares of Gold Capital common shares, and with shares of Gold Capital common stock received in satisfaction of mandatory Preferred Stock dividends for 1995 and 1996 and accounts receivable, the Company and TSVLP owned an aggregate of 2,287,547 shares of Gold Capital as of that date.

Effective August 29, 1997, Gold Capital became a wholly-owned subsidiary of Globex Mining Enterprises, Inc. (Globex), a Canadian corporation with shares traded on the Toronto and Montreal stock exchanges (symbol: GMX) pursuant to the merger of Gold Capital with
a subsidiary of Globex (the Gold Capital Merger).   With this
merger, Globex through its wholly-owned subsidiary Gold Capital, assumed responsibilities and obligations for the Project Joint Venture under the various Gold Capital agreements with the Company and TSVLP. With the Gold Capital Merger the Company and TSVLP received an aggregate of 631,905 shares of Globex common stock in exchange for its common stock ownership in Gold Capital which as of December 31, 1997 represents approximately 5.6 percent of the equivalent outstanding common shares of Globex.

The Company recognized the gain from the sale of the 60% interest in the Tonkin Springs Properties to Gold Capital using the installment method of accounting. For 1996, 24.5% ($1,165,418) of the gain was recognized representing the balance of the gain related to the Promissory Note. At December 31, 1996, there was $1,789,100 in deferred gain remaining which was associated with the Gold Capital common stock received in exchange for Gold Capital Preferred Stock. With the Gold Capital Merger this deferred gain was eliminated effective September 30, 1997 as non-realizable as provided under the installment method of accounting, as the value in Globex common stock was less than the Companys carrying amount in Gold Capital common stock.

Globex raised approximatley $12 million in equity related to the Gold Capital Merger, a portion of which has been or will be invested in the Project Joint Venture and has also arranged conditional project financing for the Project Joint Venture with a bank through a commitment letter for a $13 million loan along with a $10 million secured hedging line. These proposed project financings are subject to pre-conditions as well as final contractual documentation and closing and therefore, there can be no assurance that they will be sucessfully completed by Globex.

The Company agreed to amend the Project Joint Venture Agreement effective upon the Gold Capital Merger. Under the terms of the amendment Gold Capital i) paid off the balance of the Promissory Note to TSVLP in the amount of $1,206,449 including $66,804 of accrued interest, ii) agreed to finance any capital requirements of TSVLP after Commencement of Commercial Production, and iii) agreed to pay TSVLP $60,000 per month in minimum cash distributions during a 36 month period commencing September 1, 1998. TSVLP will not be obligated to refund such payments if its share of cash flow is insufficient to recoup same, except upon liquidation of the Project Joint Venture, in which event any balance could be recouped from liquidation distributions due TSVLP, if any. The amendment also i) gives Gold Capital the right to borrow up to 100% of TSVLPs cash flow from the Project Joint Venture (after the $60,000 per month minimum payments noted above) if required to support Gold Capitals debt service for future third party project financing, if any, with any net borrowings from TSVLPs share of cash flow due and payable within 30 days of payoff of any third party project financing, ii) increases the maximum Recoupment Amount from $6 million to $11.25 million and further provides for limited increases to the Recoupment Amount for additional exploration costs in excess of $750,000 but not more than $1,500,000 prior to Commencement of Commercial Production (for a maximum Recoupment Amount of $12 million), and iii) provides expanded definition of Commencement of
Commercial Production.    The Company also agreed for a period of
2 years to vote its Globex shares as directed by Globex and to give Globex a first right of refusual on sales of Globex stock to third parties. As of December 31, 1997, the Company recorded a $2,160,000 receivable due from the Project Joint Venture of which $240,000 was classified as current. There is also a $2,160,000 deferred credit, so in effect the entire receivable is offset by a deferred credit.

As part of its purchase price obligation in the December 31, 1993 transaction, Gold Capital is required to fund 100% of the holding, development and administrative costs relating to the Properties until Commencement of Commercial Production. For such expenditures up to the maximum Recoupable Amount as provided in the Joint Venture Agreement, Gold Capital shall be reimbursed from a preferential portion (84%) of cash flows from the operations of the Properties, if any. Expenditures in excess of the maximum Recoupment Amount will be considered contributions to the Project Joint Venture by Gold Capital.

Effective June 1, 1995, the Company granted to its officers and an outside director options to purchase an aggregate of 450,000 shares of common stock of Gold Capital from the Company which options agreements were terminated and replaced effective September 30, 1997 subsequent to the Gold Capital Merger with Globex. The new option agreements for an aggregate of 124,380 shares of common stock of Globex are at an exercise price of $3.15 per share (greater than the market price of the Globex shares as of the date of the replacement grant of $2.83 per share). These option agreements expire October 1, 2002. The value of these options issued to the Companys officers and an outside director is considered nominal.

3.    Condensed Financial Information of Tonkin Springs Project
Joint Venture, unaudited

As noted in Footnote 2 above, effective December 31, 1993, TSVLP sold a 60 percent undivided interest in the Properties to Gold Capital and the parties each made their respective interest in the Properties subject to the Project Joint Venture. Gold Capital is manager of the Properties under the Project Joint Venture. The following is the condensed balance sheet of the Project Joint Venture as of December 31, 1997, and a condensed statement of
operations for the year then ended.   All costs associated with the
Properties have been funded by Gold Capital.

STATEMENT OF OPERATIONS                      Year Ended
                                         December 31, 1997

Miscellaneous income                          $15,122
Property maintenance costs                    923,453
  Net loss                                  $(908,331)


BALANCE SHEET                            December 31, 1997

Assets:

Property, plant, equipment &
 development costs                        $15,131,653
Prepaid royalties                             694,603
Restricted time deposit for
 reclamation bond                           1,348,228
Deposits and other assets                       2,829
  Total assets                            $17,177,313

Liabilities, Reserves and Project Joint Venturers Interest:

Current liabilities                           $21,012
Reserve for reclamation                     1,469,900
Intercompany, Gold Capital                  8,999,037

Venturers Interest:
 Gold Capitals interest                     4,252,186
 TSVLPs interest                            2,435,178
Total venturers interest                    6,687,364

Total liabilities, reserves
  and venturers interest                  $17,177,313

Note A. TSVLP and Gold Capital are jointly responsible for reclamation of disturbance of the Properties, proportionate to their respective interest in the Project Joint Venture. The current estimate of reclamation cost, on a 100% basis, totals approximately $1.47 million of which TSVLP and the Company reflects $640,000 on its balance sheet related to its 40% share. Actual reclamation, generally, will be commenced upon the completion of operations at the Properties. Bonding of reclamation under various Nevada and Federal Bureau of Land Management agencies, tentatively set at $1.3 million, is the responsibility of Gold Capital under the terms of the Project Joint Venture. Effective November 25, 1997, Gold Capital posted a cash bond in the initial amount of $1.3 million with the required governmental agencies secured by a restricted cash time deposit for a total balance of reclamation deposits of $1,348,228.

4.     Loan Settlement Agreement with FABC

On February 21, 1992, the Company, among other related things, entered into a Loan Settlement Agreement with its senior secured lender, The French American Banking Corporation (FABC). The Company discharged its debt to FABC and terminated all prior security interests related thereto. As part of the consideration to FABC under the Loan Settlement Agreement, the Company entered into an agreement between Tonkin Springs Gold Mining Company, a wholly-owned subsidiary of the Company (TSGMC) and FABC entitled Agreement To Pay Distributions, which requires TSGMC to pay a limited portion of certain distributions from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC.
Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 in cash or value of asset distributions, as defined in such agreement, received from TSVLP, plus (ii) an amount equal to 50% of such retained distributions in cash or value of asset distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder.

5.Property and Equipment

At December 31, 1997 property and equipment, net of accumulated depreciation of $119,674 totalled $41,913, and represented office leasehold improvements, office furniture and equipment, vehicles and trailers.

The Company has transferred its interest in several mining properties over the past years. The Company could remain potentially liable for environmental enforcement actions related to its prior ownership interest of such properties. However, the Company has no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties.

6.Income Taxes

In the various transactions entered into February 21, 1992, the Company had an ownership change, as that term is defined under
Section 382 (g), IRC. As a result, the tax net operating loss carry forwards and the investment tax credit carry forwards will be subject to annual limitations under Section 382 IRC, following the date of such ownership change. Except as noted below, the Company will receive no future benefits from net operating loss carryforwards or investment tax credit carryforwards existing as of the date of the ownership change. At December 31, 1997, the Company estimates that tax loss carry forwards totals approximately $3,170,000 expiring in year 2012. The Company has an additional capital loss carryforward of approximately $1.2 million which is only available against capital gains from investment securities and which expires in year 2002.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are presented below:

Deferred tax assets:
Alternative minimum tax credit carryfoward      $11,200
Reclamation obligation                          140,800
Net operating loss carryforward                 697,400
Capital loss carryforward                       268,400
Total gross deferred tax assets               1,117,800
Less valuation allowance                       (799,597)
Net deferred tax assets                         318,203

Deferred tax liabilities:
Basis in TSVLP                                  277,000
Total gross deferred tax liabilities            277,000

Total net deferred tax asset                    $41,203

The Company believes that it is more likely than not that the net deferred tax asset will be realized. Therefore, no valuation allowance has been provided for the $41,203 net deferred tax asset.

A reconciliation of the tax provision for 1997 and 1996 at statutory rates is comprised of the following components:

                                          1997       1996
Statutory rate tax provision
  on book income (loss)               $(395,000)   $167,000

 Book to tax adjustments:
 Installment gain on sale
  of Tonkin Springs                     148,100    (398,000)
 Loss from joint venture                (40,072)          -
 Valuation allowance                    290,128     230,000
 Other                                   (3,156)      1,000
Tax provision                                $0          $0



7.     Shareholders Equity

Stock options have been granted to key employees, directors and others under the Non-Qualified Amended and Restated Stock Option and Stock Plan (the Plan). Options to purchase shares and stock grants under the Plan were granted at market value as of the date of the grant. Effective October 16, 1997, the Board of Directors amended the Plan and increased the number of shares thereunder from 2,300,000 to 2,500,000.

Effective December 8, 1993 options to purchase a total of 1,000,000 shares at an exercise price of $.50 per share, were granted to executives and directors of the Company which remain outstanding but are not currently exercisable, and effective October 16, 1997, options to purchase a total of 100,000 shares at an exercise price of $.97 per share were granted to a new member of the Board of Directors. These options cannot be exercised until sufficient reserved shares of common stock are determined to be available for option exercise by the Board of Directors. Options to purchase a total of 1,250,000 shares at an exercise price of $.28 per share were issued to officers, directors and others on February 3, 1992 of which 1,048,295 remain outstanding and unexercised as of December 31, 1997, including options for 5,764 shares which cannot be exercised until sufficient shares of common stock are determined to be available.

During 1997, the estate of a former director of the Company exercised stock options to purchase 100,000 shares of the Companys common stock at an exercise price of $.28 with 26,470 shares retained by the Company as payment of the exercise price of the option and with cancellation and return to the status of authorized but unissued for those shares retained. In 1996, executive management of the Company exercised stock options to purchase 64,000 shares of the Companys common stock at an exercise price of $.28 with 16,000 shares retained by the Company as payment of the exercise price of the option and with cancellation and return to the status of authorized but unissued for those shares retained.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income as if compensation cost for the Companys stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the 1997 grant: dividend yield of 0%; expected volatility of 14% risk free interest rate of 6.4%; and expected life of 10 years.

Under the accounting provisions of SFAS No. 123, the Companys net income (loss) and net income (loss) per share would have been adjusted to the following pro forma amounts:

                                     1997          1996
   Net income (loss)
      As reported                $(1,161,082)     $490,427
      Pro forma                  $(1,164,116)     $487,393

     Basic net income per share
       As reported                   $(0.08)         $0.04
       Pro forma                     $(0.08)         $0.04


                              1997                    1996
                            Weighted                Weighted
                            Average                 Average
                      Range of     Exercise   Range of     Exercise
                       Shares       Prices      Shares       Prices

Outstanding,
 beginning of year    2,198,295     $.39      2,262,295       $.38
Granted                 100,000     $.97              0          -
Exercised                73,530     $.28         48,000       $.28
Canceled                 26,470     $.28         16,000       $.28
Expired                       0        -              0          -
Outstanding,
 end of year          2,198,295     $.42      2,198,295       $.39

Options exercisable,
 end of year          1,072,531     $.29      1,145,881       $.28

Weighted average fair
 value of option
 granted during year          $.46                    $ 0

The following table summarizes information about stock options outstanding at December 31, 1997:

Options Outstanding   Weighted Average                 Weighted
Range of  Number      Remaining   Average  Number      Average
Exercise  Outstanding Contractual Exercise Exercisable Exercise
Prices    at 12/31/97 life        Price    at 12/31/97 Price

$.28      1,048,295   4.1 yrs.      $.28  1,042,531    $.28
$.47         50,000   7.1 yrs.      $.47     30,000    $.47
$.50      1,000,000   5.9 yrs.      $.50          -       -
$.97        100,000   9.8 yrs.      $.97          -       -
$.28-$.97 2,198,295 4.1 to 9.8 yrs. $.42  1,072,531    $.29

8.   Employee Benefit Plans

On December 10, 1985, the Companys Board of Directors adopted a Simplified Employee Pension Plan (SEP). The Company intends to make a determination of contributions under the SEP on an annual basis, based upon review by the Board of Directors of the Companys financial statements as of its fiscal year end. The Company has not yet determined any contributions to the SEP for the year ended December 31, 1997. For 1996, the Company made a contribution of 15% which was paid during 1997 in the aggregate amount of $74,400. Under the SEP, the Company has the option of contributing a certain amount directly to its employees Individual Retirement Accounts. The Plan covers all employees of the Company with certain participation requirements, however the Company is not required to make any contributions in a given year.

If contributions are made, they must be made to all eligible employees. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $24,000 or 15% of that employees total compensation.

9.   Lease Commitments and Contingencies

The Company has leased office space and equipment and vehicles under noncancelable operating leases which expire through October, 2001. Future minimum lease payments as of December 31, 1997 are as follows:
               1998        $70,000
               1999         61,300
               2000         50,700
               2001          3,400
                          $185,400

Rent expense during the years ended December 31, 1997 and 1996 on all operating leases was approximately $75,700 and $73,000, respectively. See Note 5 for potential environmental liability.

10.    Statements of Cash Flows

The Companys statement of cash flows for the two year periods ended December 31, 1997 excludes the following non-cash investing and financing activities:
                                        1997             1996
Exchange of shares of Gold Capital
 for shares of Globex common stock  $1,990,429            $-

Satisfaction of dividend receivable
 by investment in Gold Capital
 common stock.                          $-             $247,500

Exercise of stock options with
 shares representing exercise
 price retained and canceled            $-              $18,000

Investment in Gold Capital Preferred
 Stock converted into investment in
 Gold Capital Common Stock              $-           $3,000,000

Satisfaction of accounts receivable
 into Gold Capital Common Stock         $-             $262,029


11.  Related Party Transactions

Effective September 13, 1996, the Company retained the firm of Moyes Newby & Co., Inc. (Moyes Newby) as its financial advisor to develop potential financial options available to the Company and identify possible mining investment opportunities. Effective January 16, 1997, the relationship with Moyes Newby was suspended to allow the Company to focus its attention on the merger of its partner at Project Joint Venture, Gold Capital, with Globex which merger was consummated August 29, 1997. The Company paid Moyes Newby an aggregate of $17,330 and $20,402 for services and expenses for 1996 and through January 16, 1997, respectively, under that arrangement. Effective November 15, 1997, the Company and Moyes Newby entered into a month-to-month arrangement whereby Moyes Newby provides the Company general corporate and financial advisory services for a retainer of $5,000/month plus reimbursement of reasonable out of pocket expenses, for a total of $13,625 through December 31, 1997. Douglas J. Newby is managing partner of Moyes Newby and effective October 16, 1997, Mr. Newby became a director of the Company.

(INSIDE BACK COVER)

CORPORATE INFORMATION

Directors

John W. Goth
Mining Consultant
Denver, Colorado

Douglas J. Newby
Managing Partner
Moyes Newby & Co., Inc.
New York, New York

David C. Reid
Vice President Exploration
U.S. Gold Corporation
Denver, Colorado

William W. Reid
Chairman, President & CEO
U.S. Gold Corporation
Denver, Colorado

Officers

William F. Pass
Chief Financial Officer

David C. Reid
Vice President Exploration

William W. Reid
Chairman, President & CEO

Auditors

BDO Seidman, LLP
Denver, Colorado

Transfer Agent

American Stock Transfer & Trust
40 Wall Street, 46th Fl.
New York, NY 10015
Telephone (718) 921-8200

Form 10-KSB

A copy of the Form 10-KSB filed with the Securities and Exchange
Commission, or additional materials on U.S. Gold, are available by contacting the Companys corporate office.

Corporate Office

55 Madison Street
Suite 700
Denver, Colorado 80206
Telephone (303) 322-8002
(800) 544-3280
FAX (303) 322-7866

Stock Information

The Companys common stock trades on The Nasdaq Stock Market under the symbol USGL. Nasdaq has announced that effective February 23, 1998, it will institute new requirements for continued listing of stocks on Nasdaq which include, among other requirements, a $1.00 minimum bid price. USGL does not currently meet the new requirements with regard to minimum bid price. The Company understands that there will be a period to cure non-compliance. If compliance is not achieved in the time allowed, U.S. Gold anticipates that it would be traded on the OTC Bulletin
Board system.

U.S. Gold has approximately 7,800 record shareholders

Dividends paid: none.

Stock Bid Prices*


      Quarter            High           Low
1997  First             $1.53          $1.06
      Second            $1.22          $0.84
      Third             $1.06          $0.78
      Fourth            $1.03          $0.56

1996  First             $1.53          $0.77
      Second            $1.25          $0.91
      Third             $1.19          $0.91
      Fourth            $1.50          $1.00

* As reported by The Nasdaq Stock Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


Selected Financial Data
(thousands of dollars)
                            SIX YEAR FINANCIAL PROFILE
December 31              1997   1996   1995    1994  1993    1992
Revenues                  $78  $1,311 $1,368   $976 $1,446  $1,507
Income (loss) before
 extraordinary items   (1,161)    490    572    204    769     176
Extraordinary items         0       0      0      0   (454) 26,985
Net income (loss)      (1,161)    490    572    204    315  27,161
Net income (loss)
 per share              (0.08)   0.03   0.04   0.01   0.02   2.07
Working capital           846     750  1,463    953  1,700   (257)
Total assets            6,242   8,035  8,629  9,647  9,361  5,575
Long-term obligations
 and deferred credits   2,800   2,429  3,595  4,297  4,637  1,426
Shareholders equity     3,432   5,478  4,988  4,406  4,202  3,862

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